EXHIBIT 4.1

EMERGENT HEALTH CORP.

CONVERTIBLE PROMISSORY NOTE

Company: Emergent Health Corp.

Maturity Date: Twenty Four months from the date of issuance

Principal Amount: $___________

Interest Rate: 12.0% per annum payable in full on the Maturity Date

Conversion Rate: $0.75 per share or as adjusted

Emergent Health Corp., a Nevada corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the assets or otherwise (the “Company”), for value received, hereby promises to pay to the Holder (as such term is hereinafter defined), or such other Person (as such term is hereinafter defined) upon order of the Holder, on the Maturity Date, the Principal Amount (as such term is hereinafter defined and to pay interest thereon from the date of execution, at the rate of twelve percent (12.0%) per annum until the Principal Amount of this Note has been paid in full. The principal balance plus all accrued interest shall be due and payable on the Maturity Date. All interest payable on the Principal Amount of this Note shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Payment of principal or interest of this Note on the Maturity Date shall be paid in cash, common stock or a combination of both, at the option of the Company If paid in the Company’s common stock, the common stock shall be valued at the then applicable Conversion Price (as defined herein).

ARTICLE 1.
DEFINITIONS

Definitions. The terms defined in this Article whenever used in this Note have the following respective meanings:

“Bankruptcy Code” means the United States Bankruptcy Code of 1986, as amended (11 U.S.C. §§ 101 et. seq.).

“Business Day” means a day other than Saturday, Sunday or national holiday.

“Common Shares” or “Common Stock” means shares of the Company’s Common Stock.

“Conversion Date” means any day on which all or any portion of the Principal Amount of this Note is converted in accordance with the provisions hereof.

“Conversion Notice” means a written notice of conversion substantially in the form annexed hereto as Exhibit A.

“Conversion Price” means $.75 or as adjusted pursuant to the terms and conditions of this Note.

“Default” has the meaning set forth in Section 5.1.

“Forced Conversion” means the rights granted to the Company to require the Holder to convert the Note into shares of the Company’s common stock at the Conversion Price provided however that the Company’s common shares trade with a daily closing price of $2.00 per share for 30 consecutive trading days.

“Holder” means the person or entity to which this Note is issued, any successor thereto, or any Person to whom this Note is subsequently transferred in accordance with the provisions hereof.

“Issuance Date” means the date of execution of the Note.

“Maturity Date” means twenty four months following the issuance date.

“Note” or “Notes” means this Convertible Promissory Note.

“Term” means two years commencing on the date of issuance.

“Voluntary Conversion” means the conversion by the holder of this Note prior to its Maturity Date into shares of common stock at the holder’s discretion at the Conversion Price

All references to “cash” or “$” herein means currency of the United States of America.

This note is an unsecured obligation of the Company.

ARTICLE 2.
EXCHANGES, TRANSFER AND REPAYMENT

SECTION 2.1

Registration or Transfer of Notes. This Note, when presented for registration or transfer, shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form reasonably satisfactory to the Company duly executed, by the Holder duly authorized in writing.

SECTION 2.2

Loss, Theft, Destruction of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new Note of like tenor and unpaid Principal Amount dated as of the date hereof. This Note shall be held and owned upon the express condition that the provisions of this Section 2.2 are exclusive with respect to the replacement of a mutilated, destroyed, lost or stolen Note and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

SECTION 2.3

Deemed Absolute Owner. The Company may deem the Person in whose name this Note shall be registered upon the registry books of the Company to be, and may treat it as, the absolute owner of this Note (whether or not this Note shall be overdue) for the purpose of receiving payment of or on account of the Principal Amount of this Note, for the conversion of this Note and for all other purposes, and the Company shall not be affected by any notice to the contrary. All such payments and such conversions shall be valid and effectual to satisfy and discharge the liability upon this Note to the extent of the sum or sums so paid or the conversion or conversions so made.

SECTION 2.4

Repayment at the Maturity Date. At the Maturity Date, the Company shall repay the outstanding Principal Amount of this Note together with all accrued interest in whole or in part in cash, the Company’s common stock at the Conversion Price or a combination of cash and common stock in the sole and absolute discretion of the Company.

SECTION 2.5

Conversion Prior to the Maturity Date. Holder may, at its election, convert all or any portion of the principal amount of this Note and accrued interest thereon into the Company’s Common Stock at any time prior to the Maturity Date of this Note (a “Voluntary Conversion”). The number of Common Stock shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the dollar amount to be converted by the Conversion Price, rounded up to the nearest whole share.

SECTION 2.6

Forced Conversion. If at any time during the Term of this Note the closing bid price of the Company’s common stock shall close above $2.00 per share for twenty consecutive trading days on which the Company’s common stock is traded on any exchange or electronic quotation system such as the Over the Counter Market, then in that event, the Company may require the Holder to convert the Note together with accrued interest, in whole or in part, at the Conversion Price.

SECTION 2.7

Prepayment. This Note may be prepaid in whole or in part without penalty.

ARTICLE 3.
CONVERSION OF NOTE BY HOLDER

SECTION 3.1

Conversion and Conversion Rate. At the option of the Holder, this Note may be converted, either in whole or in part, up to the full Principal Amount plus accrued interest into Common Shares, at any time and from time to time on any Business Day up to the Maturity Date. The number of Common Shares into which this Note may be converted is equal to the dollar amount of the Note being converted divided by the “Conversion Price”. In the event of any recapitalization or reorganization, the Conversion Price shall be adjusted accordingly.

SECTION 3.2

Exercise of Conversion Privilege. (a) Conversion of this Note may be exercised on any Business Day by the Holder by telecopying an executed and completed Conversion Notice to the Company (the “Conversion Date”). The Company shall convert this Note and issue the Common Stock Issued at Conversion in the manner provided below and all voting and other rights associated with the beneficial ownership of the Common Stock Issued at Conversion shall vest with the Holder, effective as of the Conversion Date at the time specified in the Conversion Notice. The Conversion Notice also shall state the name or names (with addresses) of the persons who are to become the holders of the Common Stock Issued at Conversion in connection with such conversion. As promptly as practicable after the receipt of the Conversion Notice as aforesaid, after either party’s delivery of such Conversion Notice, the Company shall (i) issue the Common Stock issued at Conversion in accordance with the provisions of this Article 3 and (ii) cause to be mailed for delivery by overnight courier a certificate or certificate(s) representing the number of Common Shares to which the Holder is entitled by virtue of such conversion, and cash, as provided herein representing the amount of accrued and unpaid interest on this Note as of the Conversion Date. Such conversion shall be deemed to have been effected at the time at which the Conversion Notice indicates, and at such time the rights of the Holder of this Note, as such (except if and to the extent that any Principal Amount plus accrued interest remains unconverted), shall cease and the Person and Persons in whose name or names the Common Stock Issued at Conversion shall be issuable shall be deemed to have become the holder or holders of record of the Common Shares represented thereby, and all voting and other rights associated with the beneficial ownership of such Common Shares shall at such time vest with such Person or Persons. The Conversion Notice shall constitute a contract between the Holder and the Company, whereby the Holder shall be deemed to subscribe for the number of Common Shares which it will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription to surrender this Note and to release the Company from all liability thereon (except if and to the extent that any Principal Amount thereof remains unconverted).

SECTION 3.3

Fractional Shares. No fractional Common Shares or scrip representing fractional Common Shares shall be delivered upon conversion of this Note. Instead of any fractional Common Shares which otherwise would be delivered upon conversion of this Note, the Company shall round up to the next whole share.

ARTICLE 4.
ADJUSTMENTS IN THE CONVERSION PRICE

SECTION 4.1

Adjustments. The Conversion Rate and the number of shares deliverable upon conversion of this Note are subject to adjustment from time to time as follows:

(a)

Reclassification, Etc. In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another person or entity (where the Company is not the survivor or where there is a change in or distribution with respect to the Common Stock of the Company), sell, convey, transfer or otherwise dispose of all or substantially all its property, assets or business to another Person, or effectuate a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of (each, a “Fundamental Corporate Change”) and, pursuant to the terms of such Fundamental Corporate Change, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”) are to be received by or distributed to the holders of Common Stock of the Company, then the Holder of this Note shall have the right thereafter, at its sole option, to (a) receive the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property as is receivable upon or as a result of such Fundamental Corporate Change by a holder of the number of shares of Common Stock into which the outstanding portion of this Note may be converted at the Conversion Rate applicable immediately prior to such Fundamental Corporate Change or (c) require the Company, or such successor, resulting or purchasing corporation, as the case may be, to, without benefit of any additional consideration therefor, execute and deliver to the Holder a Note with substantial identical rights, privileges, powers, restrictions and other terms as this Note in an amount equal to the amount outstanding under this Note immediately prior to such Fundamental Corporate Change. For purposes hereof, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to prepayment. The foregoing provisions shall similarly apply to successive Fundamental Corporate Changes.

(b)

Stock Splits, etc. The Conversion Rate and the Number of shares of Common Stock to be received shall be subject to adjustment from time to time upon the happening of any of the following. In case the Corporation shall: (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to holders of its outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue any shares of its capital stock in a reclassification of the Common Stock, then the Conversion Rate and the number of shares of stock to be received on any conversion shall be adjusted accordingly.

For purposes of example only, and assuming the Holder has not converted the Note inclusive of accrued interest, (or a Forced Conversion in the case of the Company)   the Company declares a reverse split of its common stock on a 10:1 basis such that for every 100 shares of Common Stock outstanding prior to the declaration of the reverse split, there shall be 10 shares of common stock outstanding after the reverse split. Then in that event, the Conversion Price prior to the reverse common stock split (currently one share of common stock for each $0.75 of debt) shall be adjusted by multiplying the dollar amount of the debt required to receive one share of common stock by 10 and the new Conversion Rate shall be one share of common stock for every $7.50 of debt. Similarly, if the Company declares a 10:1 forward split, the Conversion Price shall be the dollar amount of the debt required to receive one share of common stock divided by 10. As a result, in the case of a 1:10 forward split, the Conversion Price shall be one share of common stock for every $0.075 of debt.

SECTION 4.2

Surrender of Notes. Upon any redemption of this Note or upon maturity, the Holder shall either deliver this Note by hand to the Company at its principal executive offices or surrender the same to the Company at such address by nationally recognized overnight courier. Payment of the redemption price or the amount due on maturity shall be made by the Company to the Holder against receipt of this Note (unless converted and paid in common stock) by wire transfer of immediately available funds to such account(s) as the Holder shall specify by written notice to the Company (if the Company has not elected to pay this Note with shares of its Common Stock

ARTICLE 5.
DEFAULT

SECTION 5.1.

Default. In the case of an Event of Default (as defined below), the Holder shall have all rights available to it at law or in equity, including all rights available under the laws of the state of Nevada. As used herein, an “Event of Default” means: (i) the Company failing to make payment under this Note within ten (10) days of the Maturity Date; (ii) the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of ninety (90) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company; and (iii) the Company’s material breach of this Note, the Security Agreement, or the Purchase Agreement, and such breach remains unremedied for thirty (30) days after the date the Company’s management becomes aware of such breach. Upon an Event of Default, the Holder may declare all amounts of principal and interest owed hereunder immediately due and payable. Interest shall accrue from the date of any Event of Default on the amount in default at a rate of eighteen percent (18%) per annum, not to exceed the highest lawful rate. The Company shall reimburse the Holder for any reasonable costs and attorneys’ fees incurred by the Holder in connection with the enforcement or preservation of any rights or remedies under this Note and any other documents executed in connection with this Note, and in connection with any amendment, waiver, “workout” or restructuring of this Note. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Company under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Holder is entitled to recover costs and reasonable attorneys’ fees incurred by the Holder related to the preservation, protection, or enforcement of any rights of the Holder in such a case. As used herein, “attorneys’ fees" includes the allocated costs of the Holder’s in-house counsel.

ARTICLE 6.
MISCELLANEOUS

SECTION 6.1

Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of Company and the Holder. Notwithstanding the foregoing, neither Company nor the Holder may assign, pledge, or otherwise transfer this Note without the prior written consent of the other, except for transfers to affiliates. Subject to the preceding sentence, this Note may be transferred only upon surrender of the originally-signed Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to Company. Thereupon, a new note for the then-current principal amount will be issued to, and registered in the name of, the transferee. Payment is payable only to the registered holder of this Note.

SECTION 6.2

Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed, and interpreted in accordance with the laws of Nevada, without giving effect to principles of conflicts of law.

SECTION 6.3

Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by electronic mail or by a nationally- recognized delivery service (such as Federal Express or UPS), or forty-eight (48)

hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

SECTION 6.4.

Entire Agreement; Severability. This Note constitutes the entire agreement and understanding of Company and the Holder relating to the subject matter set forth in this Note and supersedes any and all previous (oral or written) agreements or understandings between the Company and Holder relating thereto. If a court of competent jurisdiction finds any provision of this Note to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; provided, however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of the Note in all other respects shall remain valid and enforceable.

THE COMPANY AND THE HOLDER EACH SUBMIT TO THE EXCLUSIVE JURISDICITON AND VENUE OF THE FEDERAL AND STATE COURTS OF THE SATE OF FLORIDA AND HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE COMPANY AND THE HOLDER MAY BE PARTIES, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO, THIS NOTE. THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY MADE BY THE COMPANY AND THE HOLDER, AND THE COMPANY AND THE HOLDER HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THE COMPANY AND THE HOLDER EACH FURTHER REPRESENTS AND WARRANTS THAT EACH OF THEM HAS BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF THEIR OWN FREE WILL, AND THAT EACH OF THEM HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

[Signature Page Follows]

“COMPANY:”

EMERGENT HEALTH, CORP.
a Nevada corporation

By:
Its:	Authorized Representative

AGREED TO AND ACCEPTED

AS OF_______________, 2015:

“HOLDER:”

____________________________,

(PRINT NAME)

By:
Signature

Address:

CONVERSION NOTICE

TO:

Emergent Health Corp. (the “Company”)

The undersigned irrevocably exercises its option to convert $__________ Principal Amount and $______________ Interest of the Note into shares of Common Stock in accordance with the terms of the Note. The Common Stock and certificates therefor deliverable upon conversion, the Note reissued in the Principal Amount not being surrendered for conversion hereby shall be registered in the name of and/or delivered to the name set forth below unless a different name has been provided to the Company. All capitalized terms used and not defined herein have the respective meanings assigned to them in the Note. The conversion pursuant hereto shall be deemed to have been effected at the date and time specified below, and at such time the rights of the Holder of the Principal Amount of the Note set forth above shall cease and the Person or Persons in whose name or names the Common Stock Issued at Conversion shall be registered shall be deemed to have become the holder or holders of record of the Common Shares represented thereby and all voting and other rights associated with the beneficial ownership of such Common Shares shall at such time vest with such Person or Persons.

Date and time:

By:

Title:

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